Exhibit 99.1

Sirius XM Holdings Reports First Quarter 2026 Operating and Financial Results

•First Quarter Consolidated Revenue rose 1% to $2.09 Billion year-over-year
•Net Income increased 20% to $245 Million from the prior year period
•Adjusted EBITDA grew 6% to $666 million1
•Free Cash Flow more than tripled year-over-year to $171 million1
•Self-pay net additions of (111,000) marked a meaningful improvement from the prior year, with churn declining to 1.5%
•SiriusXM Reaffirms 2026 Revenue, Adjusted EBITDA and Free Cash Flow Guidance

NEW YORK – April 30, 2026 – Sirius XM Holdings announced first quarter 2026 operating and financial results today, reporting revenue of $2.09 billion, up 1% compared to the first quarter of 2025. Net income rose 20% year-over-year to $245 million, while earnings per diluted common share increased 22% to $0.72, from $0.59 in the prior year period.

Adjusted EBITDA grew 6% to $666 million in the first quarter, driven by higher subscriber and advertising revenue as well as lower customer service, product and technology and general and administrative expenses. Adjusted EBITDA margin expanded 140 basis points year-over-year to 32%. Free cash flow was $171 million, more than tripling year over year, primarily driven by higher adjusted EBITDA and lower capital expenditures.

“We are off to a strong start in 2026, delivering growth in both revenue and profitability while executing with discipline against our strategic priorities,” said Jennifer Witz, Chief Executive Officer. “In the first quarter, we increased year-over-year subscriber net additions, grew ARPU, and achieved the lowest first-quarter churn on record. Our latest proprietary subscriber satisfaction study delivered the highest scores since its inception, reinforcing the strength of our value proposition. We also significantly enhanced our advertising capabilities through our landmark partnership with YouTube. This strong execution, combined with continued enhancements to our content offering and deeper listener engagement underscores the resilience of our model and positions us well to deliver sustainable long-term value for shareholders.”

“Our first-quarter performance reflects strong execution, with top-line growth, expanding margins, and a notable improvement in earnings and free cash flow,” said Zac Coughlin, Chief Financial Officer. “We are making solid progress on our cost efficiency initiatives while strengthening our balance sheet and allocating capital with discipline. As we navigate a more dynamic macroeconomic backdrop our priorities remain clear: achieving our target leverage range of low-to-mid 3x and driving continued free cash flow growth toward our $1.5 billion2 2027 objective.”

BUSINESS AND PROGRAMMING HIGHLIGHTS
SiriusXM’s annual subscriber study—which measures customer satisfaction, value, loyalty, long-term intent, and the essential nature of the service—reached its highest satisfaction levels since inception of the study in 2014. These
1 Non-GAAP financial measure. Refer to page 11 of this earnings release for a reconciliation of the non-GAAP measures to their most directly comparable GAAP measures.
2 Free cash flow is a non-GAAP financial measure. Due to the uncertainty around special items that have not yet occurred and are difficult to predict with reasonable certainty prior to year-end, we cannot reconcile the expected free cash flow measure to its most directly comparable financial measure under GAAP without unreasonable effort.

results reflect broad-based gains across key measures and strong momentum among core growth segments, reinforcing the increasing relevance of the service and the impact of recent strategic actions.

Subscriber trends also improved, driven by increased adoption of value-oriented offerings and extended duration plans that are deepening engagement and reinforcing long-term loyalty. Churn remained a standout, improving to 1.5% following the implementation of SiriusXM’s first consecutive annual price increase in February across full-price plans.

Content continues to play an important role in driving engagement. SiriusXM expanded its programming across music, sports and culture, introducing exclusive, full-time artist-led channels from global stars like John Summit, alongside pop up channels by BTS, Luke Combs and Robyn as well as distinctive programming such as John Mayer’s Grateful Dead Listening Party. The company also expanded its partnership with Metallica, broadened access to Alt2K, and launched Cuomo Mornings. SiriusXM also leaned into unique live performances, including artists like Noah Kahan during Super Bowl Week. In sports, SiriusXM maintained broad coverage across major leagues and events, including the NFL, MLB, NBA, NHL, college athletics, and more. College sports continued to resonate with listeners, with increased listening hours for events such as March Madness and the College Football Championship.

Podcasting was another area of strong performance, with revenue growing 37% year-over-year. SiriusXM Media is the #1 podcast network in the U.S. by weekly reach according to Edison Research. As a launch partner for Apple’s new video podcasting initiative, the company is continuing to play a role in the medium’s evolution. SiriusXM is also advancing capabilities such as dynamic video ad insertion, expanding access to a broader advertising market, and supporting monetization across audio formats with greater flexibility and optionality for both creators and advertisers.

SiriusXM Media also recently announced a partnership with YouTube, under which it will serve as the exclusive U.S. advertising representative for YouTube’s audio inventory. This agreement is expected to expand its reach to approximately 255 million monthly listeners—nearly 90% of the U.S. population age 13 and older—beginning this fall.

SEGMENT HIGHLIGHTS
Sirius XM Holdings Inc. operates two complementary audio entertainment businesses — one of which is referred to as “SiriusXM” and the second of which is referred to as “Pandora and Off-Platform.” Further information regarding these two segments will be contained in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026. The financial highlights below exclude the impact of share-based payment expense.

First Quarter 2026 SiriusXM Segment Highlights
SiriusXM Total Subscribers of 33 Million
SiriusXM self-pay subscribers decreased by approximately 111,000 in the first quarter of 2026, reflecting an improvement of 192,000 compared to the prior year period, driven by growing adoption of companion subscriptions, which added 124,000 incremental self-pay net additions in the quarter. Performance was further supported by ongoing progress in our continuous service initiative as well as momentum in automotive dealer extended-duration plans, more than offsetting lower conversion rates. Self-pay monthly churn improved to approximately 1.5%, the lowest first-quarter level in SiriusXM history, driven primarily by lower vehicle-related and non-pay churn, partially offset by higher voluntary churn. The company ended the quarter with approximately 33 million total subscribers. Paid promotional subscriber trends also improved year-over-year, with net losses of 37 thousand, driven by the timing of certain automakers transitioning from paid promotional subscriptions to unpaid or shorter duration promotional plans. The total trial funnel stood at 7.3 million at quarter end, compared to 7.2 million at the end of 2025 and 7.4 million in the prior year quarter.

SiriusXM Revenue of $1.59 Billion
In the first quarter of 2026, SiriusXM generated total revenue of $1.59 billion, an increase of 1% year-over-year. Growth was driven by higher subscriber revenue, primarily reflecting rate increases on certain self-pay plans, partially offset by a slightly lower average subscriber base and softer advertising demand in news. Average Revenue Per User (ARPU) was $14.99 in the first quarter of 2026, up from $14.86 in the prior year period, reflecting the impact of recent pricing actions.

SiriusXM Gross Profit of $966 Million and Gross Margin of 61%
Total cost of services at SiriusXM was $624 million in the first quarter of 2026, reflecting a 3% improvement from $644 million in the prior year quarter. Gross profit increased 3% to $966 million, up from $937 million in the first quarter of 2025, resulting in a two percentage point expansion in gross margin to 61%.

First Quarter 2026 Pandora and Off-Platform Segment Highlights
Pandora and Off-Platform First Quarter Revenue of $501 Million
Pandora and Off-Platform revenue totaled $501 million for the quarter, an increase of 3% year-over-year. Advertising revenue increased 5% to $372 million, driven by strength in podcasting, higher programmatic demand and technology fees, partially offset by softer advertiser demand in streaming music. Subscriber revenue declined 2% to $129 million, reflecting a smaller subscriber base. Pandora Plus and Pandora Premium ended the first quarter of 2026 with approximately 5.6 million self-pay subscribers, while monthly active users totaled 40.1 million.

Pandora and Off-Platform First Quarter Gross Profit of $139 Million and Gross Margin of 28%
Total cost of services increased 4% to $362 million in the first quarter of 2026, primarily driven by a higher podcast revenue share and increased sound recording and publisher royalties. Gross profit was $139 million, relatively flat year-over-year, while gross margin declined modestly to 28% from 29% in the prior year period.

ADDITIONAL FINANCIAL HIGHLIGHTS
Subscriber acquisition costs (SAC) for the first quarter 2026 were $100 million, flat year-over-year. Sales and marketing expenses remained relatively flat year-over-year, product and technology costs declined 6% to $59 million and general and administrative expenses decreased 4% to $104 million.

Free cash flow totaled $171 million in the first quarter of 2026, increasing 205% from $56 million in the prior year period, driven by higher adjusted EBITDA and lower capital expenditures.

During the quarter, SiriusXM returned capital to shareholders, including $91 million in dividends and $22 million in share repurchases. The company ended the first quarter of 2026 with a net debt-to-adjusted EBITDA ratio of 3.6x and continues to target a long-term leverage ratio in the low-to-mid 3’s range, which it expects to achieve by the fourth quarter this year.

2026 FULL-YEAR FINANCIAL GUIDANCE
The company is reaffirming its full-year 2026 guidance, including:
•Total revenue of approximately $8.5 billion,
•Adjusted EBITDA of approximately $2.6 billion, and
•Free cash flow of approximately $1.35 billion.

Adjusted EBITDA and free cash flow are non-GAAP financial measures. Due to the uncertainty around special items that have not yet occurred and are difficult to predict with reasonable certainty prior to year-end, we cannot reconcile projected adjusted EBITDA and free cash flow to their most directly comparable financial measure under GAAP without unreasonable effort.

FIRST QUARTER 2026 RESULTS

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the Three Months Ended March 31,
(in millions, except per share data)	2026	2025
Revenue:
Subscriber revenue	$1,612	$1,602
Advertising revenue	407	394
Equipment revenue	41	41
Other revenue	31	31
Total revenue	2,091	2,068
Operating expenses:
Cost of services:
Revenue share and royalties	697	687
Programming and content	150	153
Customer service and billing	106	112
Transmission	47	50
Cost of equipment	2	2
Subscriber acquisition costs	100	100
Sales and marketing	187	190
Product and technology	69	73
General and administrative	122	122
Depreciation and amortization	151	144
Impairment, restructuring and other costs	6	48
Total operating expenses	1,637	1,681
Income from operations	454	387
Other income (expense), net
Interest expense	(112)	(117)
Other expense, net	(16)	(1)
Total other expense	(128)	(118)
Income before income taxes	326	269
Income tax expense	(81)	(65)
Net income	$245	$204
Net income per common share:
Basic	$0.73	$0.60
Diluted	$0.72	$0.59
Weighted average common shares outstanding:
Basic	336	339
Diluted	338	357
Dividends declared per common share	$0.27	$0.27

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(in millions, except per share data)	March 31, 2026	December 31, 2025
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$75	$94
Receivables, net	673	761
Related party current assets	25	25
Prepaid expenses and other current assets	286	218
Total current assets	1,059	1,098
Property and equipment, net	2,272	2,260
FCC licenses	8,610	8,610
Other intangible assets, net	1,424	1,455
Goodwill	12,390	12,390
Equity method investments	910	941
Other long-term assets	482	483
Total assets	$27,147	$27,237
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$1,139	$1,290
Accrued interest	73	171
Current portion of deferred revenue	974	976
Current maturities of debt	59	1,058
Other current liabilities	47	47
Related party current liabilities	120	111
Total current liabilities	2,412	3,653
Long-term deferred revenue	93	92
Long-term debt, including $597 and $579 measured at fair value at March 31, 2026 and December 31, 2025, respectively	9,688	8,648
Deferred tax liabilities	2,255	2,238
Other long-term liabilities	968	1,043
Total liabilities	15,416	15,674
Stockholders’ Equity:
Common stock, par value $0.001 per share; 900 shares authorized; 336 and 335 shares issued and outstanding at March 31, 2026 and December 31, 2025, respectively	—	—
Accumulated other comprehensive loss, net of tax	(50)	(50)
Additional paid-in capital	13	—
Treasury stock, at cost; zero and 45 thousand shares of common stock at March 31, 2026 and December 31, 2025, respectively	—	(1)
Retained earnings	11,768	11,614
Total stockholders’ equity	11,731	11,563
Total liabilities and stockholders’ equity	$27,147	$27,237

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Three Months Ended March 31,
(in millions)	2026	2025
Cash flows from operating activities:
Net income	$245	$204
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	151	144
Non-cash impairment and restructuring costs	—	13
Non-cash interest expense, net of amortization of premium	5	4
Realized and unrealized gains on financial instruments, net	21	3
Gain on extinguishment of debt	(1)	—
Share of losses of equity method investments, net	37	30
Share-based payment expense	54	50
Deferred income tax expense (benefit)	16	(24)
Amortization of right-of-use assets	10	11
Other charges, net	12	12
Changes in operating assets and liabilities:
Receivables and other assets	16	45
Deferred revenue	—	—
Payables and other liabilities	(295)	(250)
Net cash provided by operating activities	271	242
Cash flows from investing activities:
Additions to property and equipment	(105)	(189)
Other investing activities, net	(68)	(46)
Net cash used in investing activities	(173)	(235)
Cash flows from financing activities:
Taxes paid from net share settlements for stock-based compensation	(26)	(10)
Revolving credit facility borrowings	520	696
Revolving credit facility repayments	(470)	(596)
Proceeds from long-term borrowings, net of costs	1,235	—
Repayments of long-term borrowings	(1,263)	(16)
Common stock repurchased and retired	(22)	(25)
Dividends paid	(91)	(91)
Net cash used in financing activities	(117)	(42)
Net decrease in cash, cash equivalents and restricted cash	(19)	(35)
Cash, cash equivalents and restricted cash at beginning of period (1)	102	170
Cash, cash equivalents and restricted cash at end of period (1)	$83	$135
(1)The following table reconciles cash, cash equivalents and restricted cash per the statement of cash flows to the balance sheet. The restricted cash balances are primarily due to letters of credit which have been issued to the landlords of leased office space. The terms of the letters of credit primarily extend beyond one year.

	As of March 31,
(in millions)	2026	2025
Cash and cash equivalents	$75	$127
Restricted cash included in Other long-term assets	8	8
Total cash, cash equivalents and restricted cash at end of period	$83	$135

Unaudited Results
Set forth below are our results of operations for the three months ended March 31, 2026 compared with the three months ended March 31, 2025. Legal settlements and reserves and share-based payment expense have been excluded from cost of services line items and presented as their own line items in the table below, as this is consistent with how the segments are evaluated on a regular basis.

	For the Three Months Ended March 31,		2026 vs 2025 Change
(in millions)	2026	2025	Amount	%
Revenue
SiriusXM:
Subscriber revenue	$1,483	$1,470	$13	1%
Advertising revenue	35	39	(4)	(10)%
Equipment revenue	41	41	—	—%
Other revenue	31	31	—	—%
Total SiriusXM revenue	1,590	1,581	9	1%
Pandora and Off-platform:
Subscriber revenue	129	132	(3)	(2)%
Advertising revenue	372	355	17	5%
Total Pandora and Off-platform revenue	501	487	14	3%
Total revenue	2,091	2,068	23	1%
Cost of services
SiriusXM:
Revenue share and royalties	377	379	(2)	(1)%
Programming and content	123	129	(6)	(5)%
Customer service and billing	85	93	(8)	(9)%
Transmission	37	41	(4)	(10)%
Cost of equipment	2	2	—	—%
Total SiriusXM cost of services	624	644	(20)	(3)%
Pandora and Off-platform:
Revenue share and royalties	320	308	12	4%
Programming and content	14	15	(1)	(7)%
Customer service and billing	20	18	2	11%
Transmission	8	7	1	14%
Total Pandora and Off-platform cost of services	362	348	14	4%
Total cost of services	986	992	(6)	(1)%
Subscriber acquisition costs	100	100	—	—%
Sales and marketing	176	176	—	—%
Product and technology	59	63	(4)	(6)%
General and administrative	104	108	(4)	(4)%
Depreciation and amortization	151	144	7	5%
Impairment, restructuring and other costs	6	48	(42)	(88)%
Legal settlements and reserves	1	—	1	nm
Share-based payment expense (1)	54	50	4	8%
Total operating expenses	1,637	1,681	(44)	(3)%
Income from operations	454	387	67	17%
Other income (expense), net
Interest expense	(112)	(117)	5	4%
Other expense, net	(16)	(1)	(15)	(1500)%
Total other expense	(128)	(118)	(10)	8%
Income before income taxes	326	269	57	21%
Income tax expense	(81)	(65)	(16)	(25)%
Net income	$245	$204	$41	20%

Adjusted EBITDA	$666	$629	$37	6%

Gross Profit - SiriusXM	$966	$937	$29	3%
Gross Margin % - SiriusXM	61%	59%	2%	3%
Gross Profit - Pandora and Off-platform	$139	$139	$—	—%
Gross Margin % - Pandora and Off-platform	28%	29%	(1)%	(3)%
nm - not meaningful

(1)    Allocation of share-based payment expense:

	For the Three Months Ended March 31,
(in millions)	2026	2025
Programming and content - SiriusXM	$12	$8
Customer service and billing - SiriusXM	1	1
Transmission - SiriusXM	2	1
Programming and content - Pandora and Off-platform	1	1
Transmission - Pandora and Off-platform	—	1
Sales and marketing	11	14
Product and technology	10	10
General and administrative	17	14
Total share-based payment expense	$54	$50

Key Financial and Operating Metrics

A full glossary defining our key financial and operating metrics can be found in our Annual Report on Form 10-K for the period ended December 31, 2025.
Subscribers and subscription related revenues and expenses associated with our connected vehicle services and Sirius XM Canada are not included in SiriusXM’s subscriber count or subscriber-based operating metrics. Subscribers to the Cloud Cover music programming service are now included in Pandora's subscriber count.
Set forth below are our subscriber balances as of March 31, 2026 compared to March 31, 2025:

	As of March 31,		2026 vs 2025 Change
(subscribers in thousands)	2026	2025	Amount	%
SiriusXM
Self-pay subscribers	31,234	31,343	(109)	—%
Paid promotional subscribers	1,545	1,521	24	2%
Ending subscribers	32,779	32,864	(85)	—%
Sirius XM Canada subscribers	2,428	2,487	(59)	(2)%

Pandora and Off-platform
Monthly active users - all services	40,068	42,357	(2,289)	(5)%
Self-pay subscribers	5,597	5,705	(108)	(2)%

The following table contains our Non-GAAP financial and operating performance measures which are based on our adjusted results of operations for the three months ended March 31, 2026 and 2025. We believe these Non-GAAP financial and operating performance measures provide useful information to investors regarding our financial condition and results of operations. We believe these Non-GAAP financial and operating performance measures may be useful to investors in evaluating our core trends because they provide a more direct view of our underlying costs. We believe investors may use our adjusted EBITDA to estimate our current enterprise value and to make investment decisions. We believe free cash flow provides useful supplemental information to investors regarding our cash available for future subscriber acquisitions and capital expenditures, to repurchase or retire debt, to acquire other companies and our ability to return capital to stockholders. By providing these Non-GAAP financial and operating performance measures, together with the reconciliations to the most directly comparable GAAP measure (where applicable), we believe we are enhancing investors' understanding of our business and our results of operations.

Our Non-GAAP financial measures should be viewed in addition to, and not as an alternative for or superior to, our reported results prepared in accordance with GAAP. In addition, our Non-GAAP financial measures may not be comparable to similarly-titled measures by other companies.

	For the Three Months Ended March 31,		2026 vs 2025 Change
			Three Months
(subscribers in thousands)	2026	2025	Amount	%
SiriusXM
Self-pay subscribers	(111)	(303)	192	63%
Paid promotional subscribers	(37)	(59)	22	37%
Net additions	(148)	(362)	214	59%
Weighted average number of subscribers	32,799	32,921	(122)	—%
Average self-pay monthly churn	1.5%	1.6%	(0.1)%	(6)%
ARPU (1)	$14.99	$14.86	$0.13	1%
SAC, per installation	$18.80	$18.86	$(0.06)	—%

Pandora and Off-platform
Weighted average number of subscribers	5,605	5,727	(122)	(2)%
Ad supported listener hours (in billions)	2.22	2.35	(0.13)	(6)%
Advertising revenue per thousand listener hours (RPM)	$84.11	$87.23	$(3.12)	(4)%

Total Company
Adjusted EBITDA	$666	$629	$37	6%
Free cash flow	$171	$56	$115	205%

(1)    ARPU for SiriusXM excludes subscriber revenue from our connected vehicle services of $42 and $41 for the three months ended March 31, 2026 and 2025, respectively.

Reconciliation from GAAP Net income to Non-GAAP Adjusted EBITDA:

	For the Three Months Ended March 31,
	2026	2025
Net income:	$245	$204
Add back items excluded from Adjusted EBITDA:
Legal settlements and reserves	1	—
Impairment, restructuring and other costs	6	48
Share-based payment expense	54	50
Depreciation and amortization	151	144
Interest expense	112	117
Other expense, net	16	1
Income tax expense	81	65
Adjusted EBITDA	$666	$629

Reconciliation of Free Cash Flow:

	For the Three Months Ended March 31,
	2026	2025
Cash Flow Information
Net cash provided by operating activities	$271	$242
Net cash used in investing activities	(173)	(235)
Net cash used in financing activities	(117)	(42)
Free Cash Flow
Net cash provided by operating activities	271	242
Additions to property and equipment	(105)	(189)
Sales of other investments	5	3
Free Cash Flow	$171	$56

Reconciliation of SAC, per installation:

	For the Three Months Ended March 31,
	2026	2025
Subscriber acquisition costs, excluding connected vehicle services	$100	$100
Less: margin from sales of radios and accessories, excluding connected vehicle services	(39)	(39)
	$61	$61
Installations (in thousands)	3,230	3,255
SAC, per installation (a)	$18.80	$18.86
(a)    Amounts may not recalculate due to rounding.

About Sirius XM Holdings Inc.
Sirius XM Holdings is the leading audio entertainment company in North America with a portfolio of audio businesses including its flagship subscription entertainment service SiriusXM; the ad-supported and premium music streaming services of Pandora; an expansive podcast network; and a suite of business and advertising solutions. Reaching a combined monthly audience of approximately 255 million listeners, the company offers a broad range of content for listeners everywhere they tune in with a diverse mix of live, on-demand, and curated programming across music, talk, news, and sports. For more information, please go to: www.siriusxm.com.

This communication contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about our outlook and our future financial and operating results, our plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "believe," "intend," "plan," "projection," "outlook" or words of similar meaning or the negative version of such words or phrases. Such forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements. All capitalized terms herein shall have the meaning attributable to them in our Annual Report on Form 10-K for the year ended December 31, 2025 which is filed with the Securities and Exchange Commission (“SEC”) and available at www.sec.gov.

The following factors, among others, could cause actual results and the timing of events to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: Risks Relating to our Business and Operations: We face substantial competition, and that competition has increased over time; our SiriusXM service has suffered a loss of subscribers, and our Pandora ad-supported service has similarly experienced a loss of monthly active users; if our efforts to attract and retain subscribers and listeners, or convert listeners into subscribers, are not successful, our business will be adversely affected; we engage in extensive marketing efforts and the continued effectiveness of those efforts is an important part of our business; we rely on third parties for the operation of our business, and the failure of third parties to perform could adversely affect our business; failure to successfully monetize and generate revenues from podcasts and other non-music content could adversely affect our business, operating results, and financial condition; we may not realize the benefits of acquisitions or other strategic investments and initiatives; and the impact of economic conditions may adversely affect our business, operating results, and financial condition. Risks Relating to our SiriusXM Business: Changing consumer behavior and new technologies relating to our satellite radio business may reduce our subscribers and may cause our subscribers to purchase fewer services from us or to cancel our services altogether, resulting in less revenue to us; a substantial number of our SiriusXM service subscribers periodically cancel their subscriptions and we cannot predict how successful we will be at retaining customers; our ability to profitably attract and retain new subscribers to our SiriusXM service is uncertain; our business depends in part upon the auto industry; failure of our satellites would significantly damage our business; and our SiriusXM service may experience harmful interference from wireless operations. Risks Relating to our Pandora and Off-platform Business: Our Pandora and Off-platform business generates a significant portion of its revenues from advertising, and reduced spending by advertisers could harm our business; emerging industry trends may adversely impact our ability to generate revenue from advertising; our failure to convince advertisers of the benefits of our Pandora ad-supported service could harm our business; if we are unable to maintain our advertising revenue, our results of operations will be adversely affected; changes to mobile operating systems and browsers may hinder our ability to sell advertising and market our services; and if we fail to accurately predict and play music, comedy or other content that our Pandora listeners enjoy, we may fail to retain existing and attract new listeners. Risks Relating to Laws and Governmental Regulations: Privacy and data security laws and regulations may hinder our ability to market our services, sell advertising and impose legal liabilities; consumer protection laws and our failure to comply with them could damage our business; failure to comply with FCC requirements could damage our business; we may face lawsuits, incur liability or suffer reputational harm as a result of content published or made available through our services; and Increasing interest and expectations regarding sustainable business practices by our various stakeholders and related reporting obligations may expose us to potential liabilities, increased costs, reputational harm, and other adverse effects. Risks Associated with Data and Cybersecurity and the Protection of Consumer Information: If we fail to protect the security of personal information about our customers, we could be subject to costly government enforcement actions and private litigation and our reputation could suffer; we use artificial intelligence in our business, and challenges with properly managing its use could result in reputational harm, competitive harm, and legal liability and adversely affect our results of operations; and interruption or failure of our information technology and communications systems could impair the delivery of our service and harm our business. Risks Associated with Certain Intellectual Property Rights: Rapid technological and industry changes and new entrants could adversely impact our services; the market for music rights is changing and is subject to significant uncertainties; our Pandora services depend upon maintaining complex licenses with copyright owners, and these licenses contain onerous terms; failure to protect our intellectual property or actions by third parties to enforce their intellectual property rights could substantially harm our business and operating results; and some of our services and technologies use “open source” software, which may restrict how we use or distribute our services or require that we release the source code subject to those licenses. Risks Related to our Capital Structure: While we currently pay a quarterly cash dividend to holders of our common stock, we may change our dividend policy at any time; our holding company structure could restrict access to funds of our subsidiaries that may be needed to pay third party obligations; we have significant indebtedness, and our subsidiaries’ debt contains certain covenants that restrict their operations; and our ability to incur additional indebtedness to fund our operations could be limited, which could negatively impact our operations. Risks Related to the Transactions: We may have a significant indemnity obligation to Liberty Media, which is not limited in amount or subject to any cap, if the transactions associated with the Split-Off are treated as a taxable transaction; we may determine to forgo certain transactions that might otherwise be advantageous in order to avoid the risk of incurring significant tax-related liabilities; we have assumed and are responsible for all of the liabilities attributed to the Liberty SiriusXM Group as a result of the completion of the Transactions, and acquired the assets of SplitCo on an “as is, where is” basis; we may be harmed by securities class actions and derivative lawsuits in connection with the Transactions; it may be difficult for a third party to acquire us, even if doing so may be beneficial to our stockholders; we have directors associated or previously associated with Liberty Media, which may lead to conflicting interests; and our directors and officers are protected from liability for a broad range of actions. Other Operational Risks: If we are unable to attract and retain qualified personnel, our business could be harmed; our facilities could be damaged by natural catastrophes or terrorist activities; the unfavorable outcome of pending or future litigation could have an adverse impact on our operations and financial condition; we may be exposed to liabilities that other entertainment service providers would not customarily be subject to; and our business and prospects depend on the strength of our brands.

Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our Annual Report on Form 10-K for the year ended December 31, 2025, which is filed with the SEC and available at www.sec.gov, as updated by our periodic filings with the SEC. The information set forth herein speaks only as of the date hereof, and we disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this communication.

Source: SiriusXM

Contact for SiriusXM:

Investor contact:
Jennifer DiGrazia
Jennifer.DiGrazia@siriusxm.com